Exhibit (a)(1)(A)

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION OR PASSED UPON THE MERITS OR FAIRNESS OF SUCH TRANSACTION OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

OFFER TO EXCHANGE

UNSECURED CONVERTIBLE PROMISSORY NOTES AND

WARRANTS TO PURCHASE COMMON STOCK

ISSUED BETWEEN JANUARY 1, 2011 – NOVEMBER 2, 2011

THE OFFER TO EXCHANGE AND WITHDRAWAL RIGHTS WILL EXPIRE

AT 11:59 P.M. (EASTERN TIME) ON JULY 25, 2013, UNLESS THE OFFER IS EXTENDED

THE DATE OF THIS OFFER DOCUMENT IS JULY 2, 2013

Standard Gold Holdings, Inc., a Nevada corporation (the “Company,” “Standard Gold,” “we” or “us”), is offering to exchange certain of its unsecured convertible promissory notes and outstanding warrants to purchase common stock for new securities. The securities eligible for exchange are the Unsecured Convertible Promissory Notes including Warrants to Purchase Common Stock issued under a Private Placement with investors during 2011 (collectively, the “Eligible Securities”), and are described more fully in Section 10 of The Offer: Description of Unsecured Convertible Promissory Notes and Warrants to Purchase Common Stock; Source and Amount of Consideration. On the terms and subject to the conditions of the Offer, we are offering to exchange the Eligible Securities for the following:

The issuance of restricted common stock for the settlement of the balance of the note (principal and interest as of: June 30, 2013) at $.50/share and the issuance of new warrants to purchase common stock (the “New Warrants”) for the number of shares received under the exchange of the Eligible Note, exercisable for two years at a price of $0.25/share for the first 60 days following the close of the Offer and $0.50/share after the initial 60 days until expiration. The New Warrants will contain a call provision that may be exercised at $0.80 if the Company’s common stock trades above $0.80 for ten consecutive days upon the terms and subject to the conditions set forth in this “Offer to Exchange” and the “Election to Participate”, which together may be amended and/or supplemented from time to time, constitute the “Offer.”

The Offer is not conditioned upon any minimum number of Eligible Securities being tendered. These materials provide information regarding the Offer and instructions as to how you can participate.

We are offering to exchange the Eligible Securities for the New Securities to settle the balances of the Eligible Notes and give the holders of the Eligible Securities an opportunity to purchase common stock under the New Warrants for two years. The exchange under the Offer provides an opportunity for the Company to relieve some of the outstanding debt as the Company may need to raise additional funds in the near future to fund operations.

Shares of our common stock are quoted on the OTC Bulletin Board under the symbol “SDGR.” On June 27, 2013 (the last trading day of the second quarter), the closing price per share of our common stock was $0.54.

THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED THE OFFER. HOWEVER, NEITHER THE COMPANY NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO SECURITY HOLDERS AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING THEIR ELIGIBLE SECURITIES. YOU SHOULD CAREFULLY READ THE INFORMATION IN THIS OFFER TO EXCHANGE, INCLUDING OUR REASONS FOR MAKING THE OFFER, AND IN THE ELECTION TO PARTICIPATE BEFORE MAKING YOUR DECISION WHETHER TO TENDER YOUR ELIGIBLE SECURITIES IN THE OFFER.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR ELIGIBLE SECURITIES PURSUANT TO THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS DOCUMENT.

You may direct questions and requests for assistance, and requests for additional copies of this Offer to Exchange and the Election to Participate, to Issuer Direct, LLC, the agent for Standard Gold Holdings, Inc. at the address and telephone numbers set forth on the last page of this document.

SUMMARY OF TERMS

This Summary of Terms is designed to answer some of the questions that you may have about the Offer. You should carefully read this entire document and its schedules. The Offer is made subject to the terms and conditions of these documents as they may be amended or supplemented from time to time. The information in this summary is not complete. Additional important information is contained in the remainder of this Offer to Exchange and the accompanying Election to Participate. We have included in this summary references to other sections in this Offer to Exchange to help you find a more complete description of these topics.

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1.	What is the Offer?

Upon the terms and subject to the conditions described in this Offer to Exchange and Election to Participate, we are offering to exchange certain outstanding unsecured convertible promissory notes and warrants to purchase our common stock that were issued in 2011 (the “Eligible Securities”) for the securities for the following:

The issuance of restricted common stock for the settlement of the balance of the note (principal and interest accrued and unpaid as of: June 30, 2013) at $.50/share (the “Shares”) and the issuance of new warrants to purchase common stock (the “New Warrants”) exercisable for two years at a price of $0.25/share for the first 60 days following the close of the Offer and $0.50/share after the initial 60 days until expiration. The New Warrants will contain a call provision that may be exercised at $0.80 if the Company’s common stock trades above $0.80 for ten consecutive days, (collectively, the New Warrants and the Shares are referred to as the “New Securities”).

See the following sections of the Offer for more information: Section 3 Exchange of Eligible Securities for New Securities and Section 10 Description of Unsecured Convertible Promissory Notes and Warrants to Purchase Common Stock; Source and Amount of Consideration.

2.	Why is the Company making the Offer?

We are offering to exchange the Eligible Securities for the New Securities to settle the balances of the Eligible Notes and give the holders of the Eligible Securities an opportunity to purchase common stock under the New Warrants for two years. The exchange under the Offer provides an opportunity for the Company to relieve some of the outstanding debt as the Company may need to raise additional funds in the near future to fund operations.

See Section 1 of the Offer: Background and Purpose of the Offer for more information on the purpose of the Offer.

3.	Who is entitled to participate in the Offer?

Only the holders of Eligible Securities described in this Offer to Exchange are eligible to participate in the Offer. These Eligible Securities were issued to investors under a private placement in 2011. No other holders of promissory notes, warrants, options or other securities to acquire shares of our common stock may participate in the Offer. Please review Section 2 Eligibility and Section 10 Description of Unsecured Convertible Promissory Notes and Warrants to Purchase Common Stock; Source and Amount of Consideration in the Offer.

4.	How many Eligible Securities will Standard Gold exchange?

We are offering to exchange all of the Eligible Securities. The balance of the outstanding Eligible Notes is $2,419,382 (including principal and accrued interest as of June 30, 2013) and Eligible Warrants to purchase an aggregate of 100,000 shares of our common stock as a majority of the Eligible Warrants have recently expired. See Section 3 of the Offer: Exchange of Eligible Securities for New Securities.

5.	How long do I have to decide whether to tender in the Offer?

You will have until 11:59 P.M. (Eastern time) on July 25, 2013 to decide whether to tender your Eligible Securities in the Offer unless the Offer is terminated by us as described in this Offer to Exchange.

6.	How do I choose to participate in the Offer?

To tender your Eligible Securities, you must deliver your Eligible Securities (or an Affidavit of Lost Warrant or Note) together with a completed Election to Participate to the Company’s tender offer agent at: Issuer Direct, 500 Perimeter Park Drive, Suite D, Morrisville, NC 27560 telephone (866) 752-8683 no later than the time the Offer expires. See Section 4 of the Offer: Procedures for Tendering Eligible Securities.

This is a one-time offer and we will not accept late tenders under any circumstances. We reserve the right to reject any and all tenders that we determine are incomplete, not in appropriate form or that we determine are unlawful to accept, subject to the judgment of a court of competent jurisdiction to the contrary.

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7.	Can the Offer be extended and under what circumstances?

We are reserving the right to extend the Offer at our discretion. Also, if we should materially amend the Offer we will ensure that the Offer remains open long enough to comply with Federal securities laws. It is possible that such changes could involve an extension of the Offer up to 10 additional business days in some cases.

8.	How will I be notified if the Offer is extended?

If we extend the Offer, we will make a public announcement of the extension not later than 9:00 A.M. (Eastern time), on the next business day after the day on which the Offer was scheduled to expire.

9.	If I choose to participate in the Offer, do I have to tender all of my Eligible Securities or can I just tender a portion of the note or warrants?

Yes, if you elect to participate in the Offer, you must tender all of your Eligible Securities (any and all outstanding balances of the note and the warrant) and cannot partially tender your Eligible Securities.

10.	If I have already exercised a portion of my Eligible Securities, may I still choose to participate in the Offer?

Yes, the terms of the Offer will apply to the portion of your Eligible Securities that remains outstanding, unconverted and unexercised. Please review Section 4 of the Offer: Procedures for Tendering Eligible Securities.

11.	What will happen if I do not tender my Eligible Securities in the Offer?

Your Convertible Promissory Note will remain outstanding, however, your Original Warrants to purchase common stock of the Company will expire on their original expiration date if you do not tender them in the Offer.

12.	Are there any conditions to the Offer and can the Company terminate the Offer?

The Offer is not conditioned on a minimum number of Eligible Securities being tendered in the Offer. However, the Offer is subject to a number of conditions with regard to events that could occur prior to the expiration of the Offer, and we can terminate the Offer upon notice to you if these events occur. See Section 6: Extension of the Offer; Termination; Amendment.

13.	Until what time can I withdraw previously tendered Eligible Securities?

You may withdraw previously tendered Eligible Securities at any time until the Offer has expired. To withdraw securities, you must deliver a completed Notice of Withdrawal to the Company while you still have the right to withdraw your Eligible Securities. Please review Section 7 of the Offer: Withdrawal Rights.

14.	When will the Company issue the New Securities in exchange for tendered Eligible Securities?

We will issue the New Securities in exchange for the tendered Eligible Securities promptly after the expiration of the Offer and our acceptance of your Eligible Securities.

15.	Are there risks that I should consider in deciding whether to tender my Eligible Warrants in the Offer?

Yes, accepting this offer has risk. You should review the discussion of these risks in the section entitled “Risks of Participating in the Offer.”

17.	Will the shares of common stock issuable upon exercise of the New Warrants received in exchange for the Eligible Warrants be eligible for resale without restriction?

The New Warrants issued in the Offer and shares of common stock issuable upon exercise of the New Warrants are being issued in reliance upon exemptions from the Securities Act of 1933, as amended (the “Securities Act”). Therefore, the New Warrants and the shares of common stock issuable upon exercise of the New Warrants are “restricted securities” within the meaning of the Securities Act and cannot be resold except pursuant to an effective registration statement or an exemption from registration under the Securities Act. See Section 10 of the Offer: Description of the Unsecured Convertible Promissory Notes and Warrants to Purchase Common Stock; Source and Amount of Consideration.

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18.	Will the shares of common stock issued in the Offer be eligible for resale without restriction?

The shares of common stock issued under the Offer are being issued in reliance upon exemptions from the Securities Act of 1933, as amended (the “Securities Act”). Therefore, these shares of common stock are “restricted securities” within the meaning of the Securities Act and cannot be resold except pursuant to an effective registration statement or an exemption from registration under the Securities Act. However, the shares of common stock shall be deemed to have been acquired at the time the Original Note was acquired and could be available for immediate resale under Rule 144 under the Securities Act, assuming that all requirements of Rule 144 are met and we are current in our reporting obligations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), at that time. See Section 10 of the Offer: Description of the Unsecured Convertible Promissory Notes and Warrants to Purchase Common Stock; Source and Amount of Consideration.

19.	Will directors and executive officers of the Company be able to participate in the Offer?

Yes. Our directors and executive officers and their respective affiliates that are also holders of Eligible Securities will be able to participate in the Offer on the same terms as other holders of Eligible Securities. See Section 12 of the Offer: Interests of Directors and Executive Officers; Transactions and Arrangements, for a description of those directors, executive officers or their affiliates that hold Eligible Securities.

20.	Do any of the executive officers and directors have an interest in the Offer?

None of our executive officers or directors or their affiliates have an interest in the Offer other than in their capacity as holders of Eligible Securities and as our stockholders. See Section 12 of the Offer: Interests of Directors and Executive Officers; Transactions and Arrangements.

21.	What does the Company’s Board of Directors think of the Offer?

Our Board of Directors unanimously determined that the terms of the Offer are fair and in the best interest of the holders of the Eligible Securities.

22.	Is there any information regarding the Company that I should be aware of before deciding to participate in the Offer?

Yes. Your decision should take into account the information included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 filed with the Securities and Exchange Commission (the “SEC”). This report and other documents we file with the SEC are available for review at www.sec.gov. See Section of the Offer: Additional Information. In addition, before making your decision, you should review the section “Risks of Participating in the Offer.”

22.	Will I have to pay federal income taxes if I participate in the Offer?

You are encouraged to consult with your own personal tax advisor if you have questions about the potential tax effects of participating in the Offer. See Section 15 of the Offer: Certain United States Federal Income Tax Considerations.

23.	Who can I talk to if I have questions about the Offer?

For additional information about the Offer or to request assistance or additional copies of any materials we have provided regarding the Offer, you should contact the tender offer agent of Standard Gold Holdings, Inc.: Issuer Direct, 500 Perimeter Park Drive, Suite D, Morrisville, NC 27560 telephone (866) 752-8683. However, only answers questions relating to the Offer will be provided, neither the tender off agent nor we will provide you with any advice or recommendation as to whether or not you should participate in the Offer. See Section 17 of the Offer: Additional Information.

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IMPORTANT NOTICES

The securities being offered pursuant to this Offer to Exchange are being offered pursuant to exemptions provided by Section 3(a)(9) of the Securities Act, certain state securities laws and certain rules and regulations promulgated thereunder. The Warrants issued in exchange for the Eligible Securities in this Offer will be subject to restrictions on transferability and resale and may not be transferred or resold except as permitted under the Securities Act and applicable state securities laws.

This Offer to Exchange has been prepared solely for the benefit of holders of Eligible Securities. Distribution of this Offer to Exchange to any person other than such holders and those persons retained to advise such holders is unauthorized and any reproduction of this Offer to Exchange or related documents, in whole or in part, is prohibited.

You should review this Offer carefully and consult with your own financial and tax advisors. You must make your own decision as to whether or not to exchange your Eligible Securities. None of the Company, the directors, officers or any affiliated persons, advisors, representatives, counsel or other agent is making any representation or recommendation to any holder regarding this Offer.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your Eligible Securities. You should rely only on the information contained in this document or the other documents related to the offer referred to herein.

FORWARD-LOOKING STATEMENTS

This Offer to Exchange (and documents included in this filing or incorporated by reference) may contain certain statements which are forward-looking in nature and are based on the current beliefs of our management as well as assumptions made by and information currently available to management, including statements related to the uncertainty of the quantity or quality of minerals in our tailings, the fluctuations in the market price of such reserves, general trends in our operations or financial results, plans, expectations, estimates and beliefs. In addition, when used in this Offer to Exchange, the words “may,” “could,” “should,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “predict” and similar expressions and their variants, as they relate to us or our management, may identify forward-looking statements. These statements reflect our judgment as of the date of this Offer to Exchange with respect to future events, the outcome of which is subject to risks. See “Risks of Participating in the Offer.” Some of these risks include but are not limited to:

•	the anticipated impact of the Offer on our financial statements;

•	our business strategy and general trends in our operations or financial results, plans, expectations, estimates and beliefs;

•	the uncertainty of the quantity or quality of minerals in our tailings;

•	the fluctuations in the market price of such reserves; and

•	our estimates regarding our capital requirements and our need for additional financing.

You are cautioned that these forward-looking statements are inherently uncertain. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those described herein. In addition to the risk factors contained herein, other factors are discussed in more detail in Part I, Item 1A entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2012.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. However, your attention is directed to any further disclosures made on related subjects in our subsequent periodic reports filed with the Securities and Exchange Commission on Forms 10-K, 10-Q and 8-K.

RISKS OF PARTICIPATING IN THE OFFER

Any investment in the Company is subject to risks inherent to our business. You should carefully consider the following important risks and uncertainties, as well as those described under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2012 filed with the SEC and listed in Section 17: Additional Information, before exchanging your Eligible Securities for New Securities in this Offer. If any of the events described in the following risks actually occur, our business, results of operations, financial condition and cash flows could be materially adversely affected, the trading price of our common stock could decline significantly, and you might lose all or part of your investment.

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Our Board of Directors makes no recommendation with regard to whether you should accept the Offer.

Our Board of Directors approved the Offer, but it makes no recommendation as to whether holders of Eligible Securities should accept the Offer. We have not retained and do not intend to retain any unaffiliated representative to act solely on behalf of the holders of Eligible Securities for purposes of negotiating the terms of the Offer. We cannot assure you that the value of the shares issued upon exercise of the New Warrants received in the Offer will in the future equal or exceed the exercise price per share of the Eligible Warrants.

We have not obtained and will not obtain any ruling from the Internal Revenue Service concerning the income tax consequences of participation in this Offer to Exchange.

We have not obtained and do not intend to obtain a ruling from the Internal Revenue Service (“IRS”) regarding the U.S. federal income tax consequences of exchanging the Eligible Securities for New Securities pursuant to the Offer. If the IRS were to successfully assert that the exchange of your Eligible Securities for New Securities does not constitute a recapitalization for U.S. federal income tax purposes and does constitute a taxable transaction, you would be required to recognize capital gain or loss equal to the difference between the fair market value of the New Securities received and your tax basis in the Eligible Securities. See Section 15: Certain United States Federal Income Tax Considerations.

The New Warrants, the shares of common stock issued under the Offer and the shares of common stock issuable upon exercise of the New Warrants are restricted securities and can only be sold pursuant to an effective registration statement or an available exemption from registration under the Securities Act.

The New Warrants, the shares of common stock issued under the Offer and the shares of common stock issuable upon exercise of the New Warrants are being issued in reliance upon exemptions from the Securities Act. Therefore, the New Warrants and the shares of common stock issuable upon exercise of the New Warrants are “restricted securities” within the meaning of the Securities Act and cannot be resold except pursuant to an effective registration statement or an exemption from registration under the Securities Act. However, the shares of common stock issued under the Offer shall be deemed to have been acquired at the time the Original Note was acquired and could be available for immediate resale under Rule 144 under the Securities Act, assuming that all requirements of Rule 144 are met and we are current in our reporting obligations under the Exchange Act at that time.

THE OFFER

1.	Background and Purpose of the Offer.

Background

As further described in Section 10 of the Offer: Description of Unsecured Convertible Promissory Notes and Warrants to Purchase Common Stock; Source and Amount of Consideration, we issued unsecured convertible promissory notes and warrants to purchase our common stock to accredited investors in connection with a private placement between January 1 and November 2, 2011. All Notes matured six months from their issuance and all of the warrants expire on the second anniversary of their respective dates of issuance. Information concerning these notes and warrants, including the number outstanding, exercise price and expiration dates, are described in Section 10 of this Offer to Exchange. These notes and warrants are the only securities eligible to participate in the Offer.

Purpose of the Offer

We are offering to exchange the Eligible Securities for the New Securities to settle the balances of the Eligible Notes and give the holders of the Eligible Securities an opportunity to purchase common stock under the New Warrants for two years. The exchange under the Offer provides an opportunity for the Company to relieve some of the outstanding debt as the Company may need to raise additional funds in the near future to fund operations.

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2.	Eligibility.

We are offering holders of outstanding Eligible Securities the opportunity to voluntarily exchange their Eligible Securities for New Securities, for a limited period of time, upon the terms and subject to the conditions described in this Offer to Exchange. This Offer to Exchange and the related Election to Participate will be mailed to record holders of Eligible Securities whose names appear in our corporate records as of the date of this Offer to Exchange.

The securities eligible to participate in the Offer are the Unsecured Convertible Promissory Notes and Warrants to Purchase Common Stock issued to accredited investors in a private placement during 2011 (collectively the “Eligible Securities”) as further described in Section 10 of the Offer titled: Description of Unsecured Convertible Promissory Notes and Warrants to Purchase Common Stock; Source and Amount of Consideration. The table below sets forth the outstanding Eligible Securities as of June 30, 2013, including the exercise and conversion prices and expiration and maturity dates of such securities:

	Amount Outstanding	Conversion Price per Share	Maturity Date

Unsecured Convertible Promissory Notes issued in 2011 Private Placement	$2,419,382	$.50	1/1/13 – 11/2/13

	Number Outstanding	Exercise Price per Share	Expiration Date

Warrants to Purchase Common Stock issued in 2011 Private Placement	100,000	$.50	1/1/13 – 11/2/13

For additional information concerning the Eligible Securities see Section 10 of the Offer: Description of Unsecured Convertible Promissory Notes and Warrants to Purchase Common Stock; Source and Amount of Consideration.

If you properly tender (and do not validly withdraw) your Eligible Securities on or prior to the expiration of the Offer, and the Offer is not otherwise terminated, we will issue you New Securities promptly following the expiration of the Offer. See Section 5 of the Offer: Acceptance of Eligible Securities and Issuance of New Securities.

The Offer is only being made for outstanding, unexercised Eligible Securities (Eligible Securities are the Unsecured Convertible Promissory Notes (“Eligible Notes”) and Warrants to Purchase Common Stock (“Eligible Warrants”) issued to investors in a private placement offer issued between January 1, 2011 and November 2, 2011). The Offer does not in any way apply to shares previously purchased, whether upon the exercise or conversion of the Eligible Securities or otherwise, nor does it apply to any of our other outstanding warrants or stock options. If you have previously exercised an Eligible Warrant or converted an Eligible Note, that Eligible Warrant or Eligible Note is no longer outstanding and is therefore not subject to the Offer. If you have exercised an Eligible Warrant in part, or converted an Eligible Note in part, the remaining unexercised portion of that Eligible Security is outstanding and may be tendered for exchange in connection with the Offer. Eligible Securities for which you have properly submitted an exercise form and the exercise price or conversion price prior to the date of the commencement of the Offer will be considered exercised or converted to that extent, whether or not you have received confirmation of the exercise or conversion of the shares purchased.

3.	Exchange of Eligible Securities for New Securities.

By properly tendering (and not validly withdrawing) your Eligible Securities for exchange, assuming such Eligible Securities are accepted by the Company pursuant to the terms of the Offer and the Offer is not otherwise terminated, your Eligible Securities will be considered to have been exchanged for New Securities concurrently with the expiration of the Offer.

We will issue New Securities for which your Eligible Securities were exchanged promptly following the expiration of the Offer and the Eligible Securities will be cancelled. If you elect to participate in the Offer, you must tender your Eligible Securities in full, no partial tenders will be accepted. The Offer is not conditioned on any minimum number of Eligible Securities being tendered and is not conditioned upon any required financing. The Offer is, however, subject to certain conditions. See “Section 8. Conditions of the Offer.”

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4.	Procedures for Tendering Eligible Securities.

You do not have to participate in the Offer, and there are no repercussions if you choose not to participate in the Offer. If you decide not to participate in the Offer, you do not need to do anything and your Eligible Notes will remain outstanding and if your Eligible Warrants have expired, they will remain expired and if they have not expired, they will remain outstanding until they expire by their terms or you exercise them (whichever happens first).

We will not accept any Eligible Securities for exchange that have not been properly tendered in accordance with the terms and conditions set forth in this Offer to Exchange. We will return to the tendering security holders any Eligible Securities that we do not accept in the Offer at our expense promptly after the expiration of the Offer.

Proper Tender of Eligible Securities

To participate in the Offer, you must properly complete, sign and date the Election to Participate included with this Offer to Exchange and mail or otherwise deliver it to our tender offer agent, with your Eligible Securities (or an Affidavit of Lost Warrant or Note), so that we receive them no later than the expiration of the Offer at 11:59 P.M. (Eastern time) on July 25, 2013 (or such later date and time as we may extend the expiration of the Offer), at: Issuer Direct, 500 Perimeter Park Drive, Suite D, Morrisville, NC 27560 telephone (866) 752-8683. Please note that delivery of the Election to Participate by facsimile or email will not be accepted.

The Election to Participate should clearly indicate each Eligible Security you are tendering pursuant to the terms and conditions set forth in this Offer to Exchange.

The Election to Participate must be executed by the record holder of the tendered Eligible Security. However, if the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be indicated on the Election to Participate.

If you do not submit an Election to Participate for your Eligible Securities prior to the expiration of the Offer, or if you submit an incomplete or incorrectly completed Election to Participate, you will be considered to have rejected the Offer.

The acceptable method of delivery of all documents is by mail or courier service and at your expense and risk. If you deliver by mail, we recommend that you use registered mail with return receipt requested. In all cases, you should allow sufficient time to ensure timely delivery on or prior to the expiration of the Offer. Delivery will be deemed made only when actually received by us.

Determination of Validity; Rejection of Eligible Securities; Waiver of Defects; No Obligation to Give Notice of Defects

We will determine, in our sole discretion, all questions as to form, validity, (including time of receipt), and acceptance of any tender of Eligible Securities or withdrawal of tendered Eligible Securities. Our determination of these matters will be final and binding on all parties, subject to the judgment of a court of competent jurisdiction to the contrary. We may reject any or all tenders of or withdrawals of tendered Eligible Securities that we determine are not in appropriate form or that we determine are unlawful to accept or not timely made, subject to the judgment of a court of competent jurisdiction to the contrary. We may waive, as to all eligible security holders, any defect or irregularity in any tender with respect to any particular Eligible Securities. No tender of Eligible Securities or withdrawal of tendered Eligible Securities will be deemed to have been properly made until all defects or irregularities have been cured by the tendering security holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders or withdrawals, and no one will be liable for failing to give notice of any defects or irregularities.

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5.	Acceptance of Eligible Securities and Issuance of New Securities.

Upon the terms and subject to the conditions of the Offer, we expect, upon and as of the expiration of the Offer to:

•	accept for exchange all properly tendered and not validly withdrawn Eligible Securities; and

•	treat all such tendered Eligible Securities as exchanged for New Securities as described in this Offer to Exchange.

Promptly after the expiration of the Offer, we will issue New Securities in exchange for your Eligible Securities and the Eligible Securities will be cancelled. If we withdraw the Offer or if, at the expiration of the Offer, we do not accept the tender of your Eligible Securities for any valid reason described in this Offer to Exchange, we will promptly return to you your tendered Eligible Securities.

By properly tendering (and not validly withdrawing) your Eligible Securities, you will have accepted the Offer. Our acceptance of your Eligible Securities for tender will form a binding agreement between you and us upon the terms and subject to the conditions set forth in this Offer to Exchange upon the expiration of the Offer.

If you elect not to participate in the Offer, your Eligible Notes will remain outstanding and if your Eligible Warrants have expired, they will either remain expired and if they have not expired, they will remain outstanding until they expire by their terms or you exercise them (whichever happens first). If you elect not to participate in the Offer, you will not have any rights to New Securities.

6.	Extension of the Offer; Termination; Amendment.

The expiration of the Offer is currently scheduled to be 11:59 P.M. (Eastern time) on July 25, 2013. Although we do not currently intend to do so, we may, at any time and at our discretion, extend the period of time during which the Offer is open and delay accepting any tendered Eligible Securities. If we extend the Offer, we will continue to accept properly completed Elections to Participate until the new expiration date.

Amendments to the Offer may be made at any time and from time to time by an announcement. In the case of an extension, the announcement must be issued no later than 9:00 A.M. (Eastern time) on the next business day after the last previously scheduled or announced expiration date. Any announcement made pursuant to this Offer to Exchange will be disseminated promptly to holders of Eligible Securities in a manner reasonably designed to inform such holders of such amendment. Without limiting the manner in which we may choose to make an announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any such announcement other than by issuing a press release.

If we:

•	increase or decrease the number of Eligible Securities eligible to participate in this Offer; or

•	make any other material amendment to the terms of this Offer; and

in any such case the Offer affected by such increase or decrease is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of any such increase or decrease is first published, sent or given in the manner specified herein, we will extend the Offer until at least the expiration of such ten-business day period. For the purposes of the Offer, a “business day” means any day other than Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 A.M. through 12:00 midnight (Eastern time).

We also expressly reserve the right, in our reasonable judgment, prior to the expiration of the Offer, to terminate or amend the Offer and to postpone our acceptance of any tendered Eligible Securities upon the occurrence of any of the conditions specified under Section 8: Conditions of the Offer by, in addition to the procedure set forth herein, giving written notice of the termination, amendment or postponement. Our reservation of the right to delay our acceptance of tendered Eligible Securities is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we must deliver the consideration offered or return the Eligible Securities tendered promptly after termination or withdrawal of a tender offer.

If we materially change the terms of the Offer or the information set forth in this Offer to Exchange, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. These rules require that the minimum period during which an offer must remain open following material changes in the terms of the Offer or information set forth in this Offer to Exchange, other than a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information.

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7.	Withdrawal Rights.

You may change your election and withdraw from the Offer your tendered Election to Participate and Eligible Securities only if you properly complete, sign and date the Notice of Withdrawal included with this Offer to Exchange and mail or otherwise deliver the Notice of Withdrawal to our tender offer agent so that it is received no later than the expiration of the Offer at 11:59 P.M. (Eastern time) on July 25, 2013 (or such later date and time as we may extend the expiration of the Offer), at: Issuer Direct, 500 Perimeter Park Drive, Suite D, Morrisville, NC 27560 telephone (866) 752-8683. Please note that delivery of the Notice of Withdrawal by facsimile or email will not be accepted.

The Notice of Withdrawal must be executed by the record holder of the Eligible Securities to be withdrawn. However, if the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be indicated on the Notice of Withdrawal.

You may also withdraw your tendered Election to Participate and Eligible Securities pursuant to Rule 13e-4(f)(2)(ii) under the Exchange Act, if they have not been accepted by us for exchange within 40 business days from the commencement of the Offer.

The acceptable method of delivery of all documents is by mail or courier service and at your expense and risk. If you deliver by mail, we recommend that you use registered mail with return receipt requested. In all cases, you should allow sufficient time to ensure timely delivery on or prior to the expiration of the Offer. Delivery will be deemed made only when actually received by us.

Once you have withdrawn your tendered Election to Participate and Eligible Securities, you may re-tender before the expiration of the Offer only by again following the delivery procedures described in this Offer to Exchange.

8.	Conditions of the Offer.

Conditions Applicable to all Eligible Securities

Notwithstanding any other provision of the Offer, we will not be required to accept any tendered Eligible Securities, and we may terminate or amend the Offer, or postpone our acceptance of any tendered Eligible Securities, in each case, subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after the commencement of the Offer and before the expiration of the Offer, any of the following events has occurred and, in our reasonable judgment and regardless of the circumstances giving rise to the event, the occurrence of such event or events (other than an act or omission to act by us) makes it inadvisable for us to proceed with the Offer or with the acceptance of the tendered Eligible Securities:

(a) there shall have been threatened in writing or instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that challenges the making of the Offer, the issuance of New Securities, or otherwise relates in any manner to the Offer or that, in our reasonable judgment, could materially and adversely affect our business, condition (financial or otherwise), income, operations or prospects, or otherwise materially impair in any way the contemplated future conduct of our business or materially impair the contemplated benefits of the Offer to us;

(b) there shall have been any action threatened in writing, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened in writing, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or us, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might:

•	make the acceptance of the Eligible Securities tendered for exchange illegal or otherwise restrict or prohibit consummation of the Offer or otherwise relate in any manner to the Offer;

•	delay or restrict our ability, or render us unable, to accept for exchange, some or all of the Eligible Securities tendered for exchange;

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•	materially impair the benefits we hope to receive as a result of the Offer; or

•	materially and adversely affect our business, condition (financial or other), income, operations or prospects, or otherwise materially impair in any way the contemplated future conduct of our business or materially impair the contemplated benefits of the Offer to us, including any position adopted by the SEC that this Offer jeopardizes or invalidates the exemption from the requirement to register securities under the Securities Act upon which we relied when selling the Eligible Securities;

(c) there shall have occurred:

•	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

•	the commencement of a war, terrorist act, armed hostilities or other international or national crisis directly or indirectly involving the United States;

•	any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that in our reasonable judgment might affect, the extension of credit by banks or other lending institutions in the United States; or

•	in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

(d) a tender or exchange offer with respect to some or all of our common stock, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:

•	any person, entity or “group,” within the meaning of Section 13(d)(3) of the Exchange Act, shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC before the date of this Offer to Exchange;

•	any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC before the date of this Offer to Exchange shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock; or

•	any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement reflecting an intent to acquire us or any of the assets or securities of us.

9.	Market for Our Common Stock.

Our common stock is listed on the OTCQB and trades under the symbol “SDGR.” As of June 30, 2013, the number of record holders of our common stock was approximately 150 and the number of shares of common stock outstanding was 56,406,318.

The following table contains information about the range of high and low sale prices for our common stock based upon reports of transactions on the OTC Market.

Period	High	Low

Quarter Ended June 30, 2011	$1.91	$0.52
Quarter Ended September 30, 2011	$1.25	$0.51
Quarter Ended December 31, 2011	$0.98	$0.22

Quarter Ended March 31, 2012	$0.83	$0.25
Quarter Ended June 30, 2012	$0.63	$0.15
Quarter Ended September 30, 2012	$0.40	$0.13
Quarter Ended December 31, 2012	$0.30	$0.11

Quarter Ended March 31, 2013	$0.51	$0.13
Quarter Ended June 30, 2013	$0.59	$0.19

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The source of these high and low prices was the OTCQB Markets. These quotations reflect inter-dealer prices, without retail mark-up, markdown or commissions and may not represent actual transactions. The high and low prices listed have been rounded up to the next highest two decimal places.

10.	Description of Unsecured Convertible Promissory Notes and Warrants to Purchase Common Stock; Source and Amount of Consideration.

Eligible Securities

The following outstanding securities are eligible to participate in this Offer: the Unsecured Convertible Promissory Notes and Warrants to Purchase Common Stock issued in a private placement with accredited investors between January 1, 2011 and November 2, 2011 (the “Eligible Securities”), The table below sets forth the Eligible Securities outstanding as of June 30, 2013, including the exercise and conversion prices and expiration and maturity dates of such securities.

	Amount Outstanding	Conversion Price per Share	Maturity Date

Unsecured Convertible Promissory Notes issued in 2011 Private Placement	$2,419,382	$.50	1/1/13 – 11/2/13

	Number Outstanding	Exercise Price per Share	Expiration Date

Warrants to Purchase Common Stock issued in 2011 Private Placement	100,000	$.50	1/1/13 – 11/2/13

Terms of the Eligible Notes

The Eligible Notes were issued between January 1, 2011 and November 2, 2011. The Notes were payable 6 months from the date of issuance, accrued interest at a rate of 6% per annum and were convertible into shares of Common Stock of the Company at a price of $0.50 per share. Purchasers of the Eligible Notes also received Warrants to Purchase Common Stock at a rate of 2 warrants for every $1 in the Eligible Note.

Terms of the Eligible Warrants

Other than the call provision (described below) and the temporary reduced exercise price, the New Warrants have substantially the same terms as the Eligible Warrants. All outstanding Eligible Warrants provide for adjustments in the event of certain mergers, consolidations, reorganizations, recapitalizations, stock dividends, stock splits or other changes in our corporate structure.

Terms of the New Warrants

The New Warrants will be exercisable for two years from the date of issuance at a price of $0.25/share for the first 60 days following the close of the Offer and $0.50/share after the initial 60 days until expiration. The New Warrants will contain a call provision that may be exercised at $0.80 if the Company’s common stock trades above $0.80 for ten consecutive days. The number of warrant shares will equal the number of shares received under the conversion and exchange of the Eligible Note. For example, if your note has a balance of $100 (principal and interest) you will receive 200 Shares and New Warrants to purchase an additional 200 shares of common stock.

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Effect of Exchange of Warrants on the Availability of Rule 144

The New Warrants issued in the Offer and shares of common stock issuable upon exercise of the New Warrants are being issued in reliance upon exemptions from the Securities Act of 1933, as amended (the “Securities Act”). Therefore, the New Warrants and the shares of common stock issuable upon exercise of the New Warrants are “restricted securities” within the meaning of the Securities Act and cannot be resold except pursuant to an effective registration statement or an exemption from registration under the Securities Act. When you exercise the purchase of shares under your New Warrant for cash, the holding period for the shares of common stock acquired upon such exercise would begin on the date of such exercise.

The shares of common stock issuable under the Offer are being issued in reliance upon exemptions from the Securities Act of 1933, as amended (the “Securities Act”). Therefore, the shares of common stock issuable under the Offer are “restricted securities” within the meaning of the Securities Act and cannot be resold except pursuant to an effective registration statement or an exemption from registration under the Securities Act. However, the shares of common stock issued under the Offer shall be deemed to have been acquired at the time the Original Note was acquired and could be available for immediate resale under Rule 144 under the Securities Act, assuming that all requirements of Rule 144 are met and we are current in our reporting obligations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), at that time. The exchange of Eligible Notes for the shares under the Offer would not have any effect on the availability of a holder to sell the shares of our common stock acquired under Rule 144. For purposes of this discussion, we refer to the period of time that a person has beneficially owned the shares of our common stock issuable upon exercise of a warrant as the “holding period.”

In general, under Rule 144, as currently in effect, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale of the shares of our common stock issued upon conversion of a convertible note would be entitled to sell those shares under Rule 144 after a holding period of at least six months (including any period of consecutive ownership of preceding non-affiliated holders), subject to the availability of current public information about us and provided that we have filed all reports and other materials required to be filed by Section 13 or 15(d) of the Exchange Act, as applicable, during the preceding 12 months, other than Current Reports on Form 8-K. For purposes of determining the holding period under Rule 144, you are permitted to “tack” the holding period of the Eligible Note to the shares issued.

Consideration for the Exchange

We will issue New Securities in the form described in this Offer to Exchange in exchange for Eligible Securities properly elected to be exchanged, and not validly withdrawn, by you and accepted by us for such exchange.

11.	Information Regarding Standard Gold.

Overview

Standard Gold Holdings, Inc. (the “Company”) is developing a custom permitted processing toll milling services business of precious metals. The Company owns land, buildings, a dormant milling facility, abandoned milling equipment, water permits, mine tailings, and mine dumps in Tonopah, Nevada. Custom milling and refining can include many different processes to extract precious metals from carbon or concentrates. These toll-processing services also distill, dry, mix, or mill chemicals and bulk materials on a contractual basis and provide a chemical production outsourcing option for industrial companies, which lack the expertise, capacity, or regulatory permits for in-house production. The Company is currently in the processes of taking the steps necessary to acquire the required permits to conduct custom permitted processing toll milling activities and the construction of additional buildings so it may commence operations. Upon funding, the Company’s business plan is to purchase equipment and build an additional facility to serve as a custom permitted processing toll milling facility.

Our common stock is traded on the OTCQB under the symbol “SDGR.” Our principal executive offices are located at 611 Walnut Street, Gadsden, Alabama 35901, and our telephone number is (888) 960-7347. Our internet address is www.standardgoldmilling.com . Information contained on our website does not constitute a part of the Offer. For additional information regarding Standard Gold, you should also review the materials that we have filed with the SEC and have listed in Section 17 Additional Information.

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Financial Information

Our audited financial statements for our fiscal years ended December 31, 2012 and 2011 included in our Annual Report on Form 10-K filed with the SEC on April 16, 2013, are incorporated by reference herein. Please see “Section 17. Additional Information” for instructions on how you can obtain copies of our SEC filings including filings that contain our financial statements.

Below is summary financial information for our fiscal years ended December 31, 2012 and December 31, 2011. This summary financial information should be read in conjunction with our quarterly and annual reports.

Consolidated Financial Data (in thousands, except per share data):

	For the fiscal years ended December 31,
	2012	2011
Statement of Operations Data:
Operating expenses	$1,510,280	$10,260,142
Operating loss	(1,510,280)	(10,260,142)
Other income (expense)	(1,252,137)	(4,464,185)
Net income (loss)	$(2,762,417)	$(14,724,327)

Net income (loss) per share, diluted	$(0.06)	$(0.38)

Basic and diluted weighted average common shares outstanding	45,204,302	38,414,561

	As of December 31,
	2012	2011
Balance Sheet Data:
Current assets	$8,991	$38,455
Other assets	35,159,427	35,200,627
Current liabilities	7,360,594	6,627,683
Preferred Stock	10,000,000	10,000,000
Stockholders’ equity	$17,807,824	$18,611,399

The book value per share of our common stock as of December 31, 2012 was $0.19.

Pro Forma Data

The following table represents unaudited pro forma financial data and assumes that all holders of Eligible Securities exchange their Eligible Securities for the New Securities. This pro forma information is provided for illustrative purposes only and shows the elimination of the Eligible Notes from the Convertible Notes Payable, Current Portion under Current Liabilities. The actual balance as of March 31, 2013 was $2,078,427 and the pro forma balance after the exchange under the Offer is $25,000 showing the reduction of $2,053,427.

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STANDARD GOLD HOLDINGS, INC.

(AN EXPLORATION STAGE COMPANY)

PART I - FINANCIAL INFORMATION

Pro Forma Balance Sheet

(unaudited)

Pro-forma
Balance at
March 31,
2013
Assets
Current assets:
Cash	$65,972
Prepaid expenses	8,897
Total current assets	74,869

Shea Mining and Milling Assets	35,159,427
Total Assets	$35,234,296

Liabilities and Shareholders' Equity
Current liabilities:
Short-term notes payable	$2,319,821
Convertible notes payable, current portion	25,000
Due to Wits Basin Precious Minerals, Inc.	16,616
Accounts payable	729,863
Due to Shea Mining and Milling	225,000
Accrued interest	603,968
Accrued expenses	1,484,960
Total current liabilities	5,405,228

Preferred stock $001 par value, 50,000,000 shares authorized;
10,000,000 shares issued and outstanding at March 31, 2013
and December 31, 2012	10,000,000

Shareholders' equity:
Common stock, $.001 par value, 500,000,000 shares authorized;
56,406,318 and 54,318,756 shares issued and outstanding at
March 31, 2013 and December 31, 2012, respectively	60,613
Additional paid-in capital	48,568,508
Accumulated deficit during exploration stage	(28,800,053)
Total shareholders' equity	19,829,068
Total Liabilities and Shareholders' Equity	$35,234,296

12.	Interests of Directors and Executive Officers; Transactions and Arrangements.

The Offer is open to all holders of Eligible Securities, including any of our directors, officers and affiliates who are holders of such warrants. The terms of the Offer are equally applicable to our directors, officers and affiliates as to any other holder of Eligible Securities. We do not have any officers or directors that are holders of the Eligible Securities.

As of June 30, 2013, to the best of our knowledge, there was one holder that beneficially owns more than 5% of the outstanding shares of our common stock and holds Eligible Securities.

The Offer was unanimously approved by our Board of Directors, after due deliberation. The entire board is disinterested with respect to the Offer, as none of the directors hold Eligible Securities.

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As of June 30, 2013, our executive officers, directors and 5% or greater stockholders beneficially owned an aggregate of 36,570,000 shares of our common stock.

To the best of our knowledge, none of our directors or executive officers has engaged in transactions involving the Eligible Securities during the past 60 days. In addition, except as otherwise described above, we are not and, to our knowledge, none of our directors or executive officers is, a party to any agreement, arrangement or understanding with respect to any of our securities (including but not limited to, any agreement, arrangement, understanding or relationship concerning the transfer or the voting of any of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations).

13.	Accounting Consequences of the Offer.

The amount of the current liability associated with the Eligible Securities that will be reduced as a result of the Offer will depend on how many holders elect to exchange the Eligible Securities and also the quarterly re-measurement of fair value which is dependent on a number of factors used in the Black-Scholes valuation including the stock price and volatility. See Section 1: Information Regarding Standard Gold for a pro forma presentation of the potential accounting consequences of the Offer.

14.	Legal Matters; Regulatory Approvals.

We are not aware of any license or regulatory permit, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the tender of the Eligible Securities as contemplated by this Offer. Our obligation under this Offer to Exchange to accept any tendered Eligible Securities for exchange is subject to conditions, including the conditions described in Section 8 Conditions of the Offer.

15.	Certain United States Federal Income Tax Considerations.

The following is a summary of certain U.S. federal income tax considerations relating to (i) the exercise and lapse of the New Warrants and (ii) the ownership and disposition of our common stock received upon exercise of the New Warrants. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury Regulations promulgated thereunder, judicial authority and administrative interpretations, all effective as of the date hereof and subject to change (possibly with retroactive effect) or differing interpretations. We have not sought a ruling from the Internal Revenue Service (“IRS”) and we cannot assure you that the IRS will not challenge the conclusions stated below.

This discussion does not purport to address all tax considerations that may be relevant to you in light of your particular circumstances, or to holders who are subject to special tax rules, such as: financial institutions; banks; insurance companies; regulated investment companies; real estate investment trusts; tax-exempt organizations; dealers in securities; taxpayers that utilize the mark-to-market method of tax accounting; U.S. Holders (as defined below) whose functional currency is not the U.S. dollar; U.S. Holders who hold the Eligible Securities, New Warrants or our common stock, as applicable, through a foreign entity or foreign account; partnerships or other pass-through entities for U.S. federal income tax purposes (or investors in such entities); persons subject to the alternative minimum tax; individual retirement and other tax-deferred accounts; U.S. expatriates; persons who acquired the Eligible Securities as compensation; or investors who hold the Eligible Securities and will hold the New Warrants as part of a hedge, straddle or other risk reduction transaction. This discussion is limited to holders who hold the Eligible Securities and will hold the New Warrants and our common stock as capital assets (generally, for investment purposes). If any entity or arrangement treated as a partnership for U.S. federal income tax purposes holds the Eligible Securities, the New Warrants or our common stock, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. Partnerships and partners in such partnerships should consult their tax advisors about the U.S. federal income tax consequences of exchanging Eligible Securities for New Warrants pursuant to the Offer, exercising the New Warrants and owning and disposing of shares of our common stock received upon exercise of the New Warrants. This summary does not consider any tax consequences arising under the laws of any foreign, state, local or other jurisdiction or any U.S. federal taxes other than income taxes.

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Each holder is urged to consult its tax advisor regarding the specific U.S. federal, state, local and foreign tax consequences of (i) the exchange of Eligible Securities for New Warrants pursuant to the Offer, (ii) exercising the New Warrants and (iii) owning and disposing of shares of our common stock received upon exercise of the New Warrants.

U.S. Holders

This subsection describes the tax consequences to a U.S. Holder. You are a “U.S. Holder” if you are a beneficial owner of an Eligible Security, New Warrant or our common stock, as applicable, and you are, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust (i) if a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust or (ii) that has a valid election in place to be treated as a U.S. person for U.S. federal income tax purposes.

If you are not a U.S. Holder, this subsection does not apply to you.

Exchange of Old Notes for common stock and New Warrants.

Although the matter is not entirely clear, we intend to take the position that an exchange of Old Notes for common stock and New Warrants will constitute a partial recapitalization for U.S. federal income tax purposes. If this position is correct, as it is assumed for purposes of the remainder of this summary, (i) you will not recognize any gain or loss for U.S. federal income tax purposes as a result of the exchange of the principal portion of the Old Notes for common stock, and (ii) you will recognize gain for U.S. federal income tax purposes as a result of the exchange of the interest portion of the Old Notes for common stock.

Exercise or Lapse of New Warrants

Generally, the receipt of a New Warrant will not be recognized for U.S. federal income tax purposes. When you exercise a New Warrant, the cost of the New Warrant will be added to your tax basis in the common stock acquired with the New Warrant. The difference between the strike price and the market value will be treated as ordinary gain or loss. The holding period of our common stock received upon exercise of the New Warrant will begin on the day after the exercise of the New Warrant.

If you allow a New Warrant to expire or lapse without exercise, the New Warrant will likely have no basis and be deemed for U.S. tax purposes to be sold or exchanged on the date of expiration; no gain or loss would be recognized.

Distributions on Common Stock Received upon Exercise of New Warrants

After you exercise a New Warrant, any distributions you receive in respect of our common stock generally will be treated as a dividend, subject to tax as ordinary income, to the extent payable out of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes), then as a tax-free return of capital to the extent of your tax basis in the shares of our common stock, and thereafter as gain from the sale or exchange of the stock. Dividends received by a non-corporate U.S. holder will qualify for taxation at a reduced 15% rate (effective for tax years beginning before January 1, 2013) if the holder meets certain holding period and other applicable requirements. Dividends received by a corporate U.S. holder will be eligible for the dividends-received deduction if the holder meets certain holding period and other applicable requirements.

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Sale or Other Taxable Disposition of Common Stock

You will generally recognize gain or loss upon the sale, exchange or other taxable disposition of shares of our common stock equal to the difference between (1) the amount of cash and the fair market value of any property received and (2) your adjusted tax basis in the shares of our common stock. Any gain or loss you recognize generally will be treated as a capital gain or loss. The capital gain or loss will be long-term if your holding period in the common stock is more than one year at the time of sale, exchange or other taxable disposition and will be short-term if your holding period is one year or less. Long-term capital gains of individuals and other non-corporate taxpayers are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to certain limitations.

Medicare Tax

For taxable years beginning after December 31, 2012, certain U.S. Holders that are individuals, estates or trusts will be subject to a 3.8% Medicare tax on, among other things, dividends on and capital gains from the sale or other disposition of stock, subject to certain exceptions. You are urged to consult your tax advisors regarding the applicability of the Medicare tax to your income and gains arising from ownership and disposition of our common stock.

Information Reporting and Backup Withholding

Information reporting requirements generally will apply to certain U.S. Holders with respect to dividends paid on, or, under certain circumstances, the proceeds of a sale, exchange or other disposition of, our common stock. Under the Code and applicable Treasury Department Regulations, a U.S. holder of our common stock may be subject to backup withholding (currently at a rate of 28%) with respect to dividends paid on our common stock, or the proceeds of a sale, exchange or disposition of our common stock, unless such holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact in the manner required, or (b) within a reasonable period of time, provides a correct taxpayer identification number, certifies that it is not subject to backup withholding and otherwise complies with applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will generally be allowed as a credit against a U.S. Holder’s U.S. federal income tax liability and may entitle a U.S. Holder to a refund, provided the required information is timely furnished to the IRS. U.S. Holders should consult their tax advisors regarding the application of information reporting and backup withholding rules in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if applicable.

Non-U.S. Holders

This subsection describes the tax consequences to a Non-U.S. Holder. You are a “Non-U.S. Holder” if you are a beneficial owner of an Eligible Warrant, New Warrant or our common stock, as applicable, and you are, for U.S. federal income tax purposes:

•	an individual who is not a citizen or resident of the United States;

•	a corporation or other entity treated as a corporation for U.S. federal income tax purposes organized or created under laws outside of the United States; or

•	an estate or trust that is not a U.S. Holder.

If you are not a Non-U.S. Holder, this subsection does not apply to you.

Exchange of Eligible Securities for common stock and New Warrants.

Although the matter is not entirely clear, we intend to take the position that an exchange of the Eligible Securities for the Shares and New Warrants will constitute a partial recapitalization for U.S. federal income tax purposes. If this position is correct, as it is assumed for purposes of the remainder of this summary, (i) you will not recognize any gain or loss for U.S. federal income tax purposes as a result of the exchange of the principal portion of the Eligible Notes for common stock, and (ii) you will not recognize gain for U.S. federal income tax purposes as a result of the exchange of the interest portion of the Eligible Notes for common stock.

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Exercise or Lapse of New Warrants

Generally, the receipt of a New Warrant will not be recognized for U.S. federal income tax purposes. When you exercise a New Warrant, the cost of the New Warrant will be added to your tax basis in the common stock acquired with the New Warrant. The difference between the strike price and the market value will be treated as ordinary gain or loss. The holding period of our common stock received upon exercise of the New Warrant will begin on the day after the exercise of the New Warrant.

If you allow a New Warrant to expire or lapse without exercise, the New Warrant will likely have no basis and be deemed for U.S. tax purposes to be sold or exchanged on the date of expiration; no gain or loss would be recognized.

Distributions on Common Stock Received upon Exercise of New Warrants

If you receive a distribution with respect to our common stock that is treated as a dividend because it is paid out of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes), you generally will be subject to U.S. federal withholding tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty), unless such dividend is effectively connected with your conduct of a U.S. trade or business, which will be taxed as discussed under the heading “Income or Gain Effectively Connected with the Conduct of a United States Trade or Business” below.

Sale or Other Taxable Disposition of Common Stock

Subject to the discussion of backup withholding below, you will generally not be subject to U.S. federal income or withholding tax on any gain recognized on the sale, exchange, repurchase or other taxable disposition of shares of our common stock received upon exercising the New Warrants, unless:

•	if you are an individual Non-U.S. Holder, you are present in the United States for at least 183 days in the taxable year of such sale, exchange, repurchase or disposition and certain other conditions are met;

•	that gain is effectively connected with the conduct by you of a trade or business within the United States (and if an income tax treaty applies, such gain is attributable to a permanent establishment maintained by you in the United States); or

•	we are or have been a U.S. real property holding corporation for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding such sale, exchange or other disposition and the period during which you held the shares.

If you are described in the first bullet point above, you will generally be subject to U.S. federal income tax at a rate of 30% on the amount by which your capital gains allocable to U.S. sources, including gain from such sale, exchange, repurchase or disposition, exceed capital losses allocable to U.S. sources, except as otherwise required by an applicable income tax treaty. If you are described in the second bullet point, see “Income or Gain Effectively Connected with a United States Trade or Business,” below. We believe that we currently are not, and we do not anticipate becoming, a U.S. real property holding corporation.

Income or Gain Effectively Connected with the Conduct of a United States Trade or Business

If you are engaged in a trade or business in the United States and if dividends paid on our common stock or gain on the disposition of our common stock is effectively connected with the conduct of that trade or business (and, if an income tax treaty applies, is attributable to a permanent establishment maintained by you in the United States), then you will generally be subject to U.S. federal income tax (but not the 30% U.S. federal withholding tax if you provide an IRS Form W-8ECI with respect to such income) on such dividends or gain on a net income basis in the same manner as if you were a United States person as defined under the Code. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable income tax treaty rate) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with your conduct of a trade or business in the United States. For this purpose, dividends and gain effectively connected with a trade or business in the United States will be included in the earnings and profits of a foreign corporation.

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HIRE Act

On March 18, 2010, the Hiring Incentives to Restore Employment Act (the “HIRE Act”) was signed into law. Under certain circumstances, the HIRE Act will impose a withholding tax of 30% on payments made after December 31, 2012 of (i) dividends paid with respect to our common stock and (ii) certain gross proceeds from the disposition of shares of our common stock to (a) foreign financial institutions (as defined in Section 1471(d)(4) of the Code) unless they agree to collect and disclose to the Secretary of the Treasury information regarding their direct and indirect U.S. account holders and (b) certain other foreign entities unless they certify certain information regarding their direct and indirect U.S. owners. Under some circumstances, a foreign owner may be eligible for refunds or credits of such taxes.

Although the HIRE Act currently applies to applicable payments made after December 31, 2012, the IRS has indicated in recent guidance and in proposed Treasury Regulations that the withholding provisions described above will apply to payments of dividends made on or after January 1, 2014 and to payments of gross proceeds from a sale or other disposition of stock on or after January 1, 2015. You are encouraged to consult with your own tax advisors regarding the possible implications of the HIRE Act and the proposed Treasury Regulations on ownership and disposition of shares of our common stock.

Information Reporting and Backup Withholding

We must report annually to the IRS and to each Non-U.S. Holder the amount of dividends paid to, and the tax withheld with respect to, each Non-U.S. Holder. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable tax treaty. Copies of this information reporting may also be made available under the provisions of a specific tax treaty or agreement with the tax authorities in the country in which the Non-U.S. Holder resides or is established.

A Non-U.S. Holder will generally be subject to backup withholding for dividends on our common stock paid to such holder unless such holder certifies under penalties of perjury that, among other things, it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a U.S. person as defined under the Code).

Information reporting and backup withholding generally are not required with respect to the amount of any proceeds from the sale or other disposition of our common stock by a Non-U.S. Holder outside the United States through a foreign office of a foreign broker that does not have certain specified connections to the United States unless the proceeds are transferred to an account maintained by the holder in the United States, the payment of proceeds or the confirmation of the sale is mailed to the holder at a United States address or the sale has some other specified connection to the United States. However, if a Non-U.S. Holder sells or otherwise disposes of its shares of our common stock through a U.S. broker or the U.S. offices of a foreign broker, the broker will generally be required to report the amount of proceeds paid to the Non-U.S. Holder to the IRS and also backup withhold on that amount unless such Non-U.S. Holder provides appropriate certification to the broker of its status as a non-U.S. person or otherwise establishes an exemption (and the payor does not have actual knowledge or reason to know that such holder is a U.S. person as defined under the Code). Information reporting will also apply if a Non-U.S. Holder sells its shares of our common stock through a foreign broker which derives more than a specified percentage of its income from U.S. sources or having certain other connections to the United States, unless such broker has documentary evidence in its records that such Non-U.S. Holder is a non-U.S. person and certain other conditions are met, or such Non-U.S. Holder otherwise establishes an exemption (and the payor does not have actual knowledge or reason to know that such holder is a U.S. person as defined under the Code).

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will generally be allowed as a credit against a Non-U.S. Holder’s U.S. federal income tax liability and may entitle a Non-U.S. Holder to a refund, provided the required information is timely furnished to the IRS. Non-U.S. Holders should consult their tax advisors regarding the application of information reporting and backup withholding rules in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if applicable.

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16.	Fees and Expenses.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Eligible Securities pursuant to this Offer to Exchange.

17.	Additional Information.

We have filed with the SEC a Tender Offer Statement on Schedule TO (the “SC TO-I”), of which this Offer to Exchange is a part. This Offer to Exchange does not contain all of the information contained in the SC TO-I and the additional exhibits to the SC TO-I. We recommend that you review the SC TO-I, including its additional exhibits, and the following materials that we have filed with the SEC and incorporated herein by reference before making a decision on whether to tender your Eligible Securities:

•	our Annual Report on Form 10-K for the year ended December 31, 2012, filed with the SEC on April 16, 2013; and

•	our Quarter Report on From 10-Q for the quarter ended March 31, 2013, filed with the SEC on May 15, 2013.

You may read and copy any of these filings and other information about us at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for information on the operation of the Public Reference Room. The SEC also maintains an Internet website that contains reports, proxy statements and other information regarding issuers, including us, who file electronically with the SEC. The address of that site is www.sec.gov.

We will provide without charge to each person to whom a copy of this Offer to Exchange is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to the Company’s

As you read the documents referred to in this section, you may find some inconsistencies in information from one document to another later dated document. Should you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document. The information contained in this Offer to Exchange should be read together with the information contained in the documents to which we have referred you.

18.	Miscellaneous.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your Eligible Securities pursuant to the Offer. You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with the Offer other than the information and representations contained in this Offer to Exchange, the Election to Participate or any other related document. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

Please direct any questions or requests for assistance to our tender offer agent at the telephone number or address set forth below.

Issuer Direct, LLC

500 Perimeter Park Drive, Suite D

Morrisville, NC 27560

Telephone (866) 752-8683

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